Exhibit 99.2

Definitive Settlement Agreement Signed

Dublin, Ireland – 12 January, 2024 – Utility-scale transatlantic clean energy independent power producer (IPP) Alternus Energy Group Plc (OSE: ALT) (“AEG”) today announces that it and its majority owned subsidiary, Alternus Clean Energy, Inc. (Nasdaq: ALCE) (“Alternus”), entered into a settlement agreement with Nordic ESG and Impact Fund SCSp and AVG Group S.a.r.l., now known as Greenlight Group (www.greenlightgroup.io), pursuant to which Alternus issued to AVG 7,765,000 shares of ALCE restricted common stock as full and final payment of AEG’s €8m senior note.

About Alternus Energy Group (AEG):

AEG is a transatlantic clean energy independent power producer (IPP). We currently develop, install, own and operate utility scale solar parks in North America and Europe. Our highly motivated and dynamic team at Alternus have achieved rapid growth in recent years. Building on this, our goal is to reach 3 GW of operating projects within 5 years through continued organic development activities and targeted strategic opportunities. Our vision is to become a leading provider of 24/7 clean energy delivering a sustainable future of renewable power with people and planet in harmony.

AEG operates primarily through Alternus Clean Energy, Inc (Nasdaq: ALCE). AEG is listed on the Euronext Growth Oslo and headquartered in Ireland, while Alternus Clean Energy, Inc. is listed on Nasdaq and headquartered in the US. They remain as two separate legal entities.

For More Information:

Investors:

Alternus Energy Group

ir@alternusenergy.com

+1 (913) 815-1557

or

Media:

The Blueshirt Group

alternus@blueshirtgroup.com

+1 (323) 240-5796